Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-42266) on Form S-8 of Unitil Corporation of our report dated June 20, 2013, relating to our audit of the financial statements and supplemental schedule of the Unitil Corporation Tax Deferred Savings and Investment Plan, which appears in this Annual Report on Form 11-K of the Unitil Corporation Tax Deferred Savings and Investment Plan for the year ended December 31, 2012.

/s/ McGladrey LLP

Boston, Massachusetts

June 11, 2014